MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS THIRD QUARTER 2011 RESULTS Highlights:

	•	GAAP revenue of $516.2 million and GAAP EPS of ($0.41)
	•	Non-cash charge of $56.4 million due to Solar Materials goodwill impairment
	•	Non-GAAP revenue of $859.0 million and non-GAAP EPS of ($0.22); excluding goodwill impairment, non-GAAP EPS of $0.03
	•	Cash balance of $786.1 million; generated $283.9 million free cash flow
	•	Semiconductor Materials average selling prices sequentially higher, but volumes were lower due to broader market slowdown
	•	Solar Materials wafer volumes increased sequentially, but average selling prices were sharply lower
	•	SunEdison interconnected 85 MW of solar energy systems; 330 MW were under construction at end of quarter

St. Peters, MO, November 2, 2011 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the third quarter of 2011 that reflect year-over-year revenue growth despite continued challenges in the solar and semiconductor markets.  The company’s semiconductor business sales were up year-over-year, benefitting from a diversified product mix and recent customer wins.  Solar wafer shipments increased, but overall segment sales were down on sharply lower solar wafer pricing.  SunEdison interconnections grew from 11 MW to 85 MW year-over-year.  SunEdison closed the previously announced acquisition of Fotowatio Renewable Ventures, Inc. in the quarter.  Including Fotowatio and other changes, SunEdison’s project pipeline grew to 3.0 GW in the third quarter from 2.5 GW in the second quarter, the fourth consecutive quarter of meaningful growth in project pipeline.

“Although the markets in which we participate remain challenging, actions we took over the past several quarters have positioned us to better navigate this period,” said MEMC’s CEO Ahmad Chatila.  “Our Semiconductor Materials business experienced softer demand during the quarter, but we believe our 300mm expansion in Korea enabled us to reduce the impact of underlying market weakness.  Our Solar Materials business experienced further deterioration in solar wafer pricing, but remains positioned to compete in this uncertain market environment as customers turn to higher quality, stable suppliers with solid balance sheets.  This business remains the foundation of our overall solar strategy, and we will continue increasing productivity to profitably serve our downstream solar business in future periods.  SunEdison’s pipeline grew sequentially and now stands at 3.0 GW.  This pipeline provides demand visibility to our upstream business, enhancing stability amidst an uncertain market environment.  Our strategy of increasing semiconductor and solar productivity while investing for the long-term has not changed, and we remain committed to prudently managing our balance sheet and staying focused on cash flow.”

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Revenue
GAAP revenue for the third quarter was $516.2 million, representing an increase of 3% from $503.1 million in the third quarter of 2010 and a decrease of 31% from the 2011 second quarter.  The sequential decrease includes the effect of the $149.4 million Suntech contract resolution recognized in the 2011 second quarter.  The remainder was due to slightly lower semiconductor volumes, sharply lower solar wafer pricing and significantly lower solar energy system sales due to a higher mix of projects not recognized under GAAP.  Year-over-year, revenue was up slightly due to higher semiconductor wafer pricing, 20% higher solar wafer volume, and significantly higher solar energy system sales, mostly offset by lower solar wafer prices.

Non-GAAP revenue for the quarter was $859.0 million, an increase of 56% from the 2010 third quarter and an increase of 10% from the 2011 second quarter, even with the effect of the $149.4 million of Suntech contract resolution in the 2011 second quarter.  Growth in non-GAAP revenue was driven by higher solar energy system sales at SunEdison.  Non-GAAP revenue includes $342.8 million related to real estate and leasing sales transactions that will be recognized in earnings under GAAP in the future.  See the financial statement tables at the end of this press release for a reconciliation of non-GAAP to GAAP financial measures.

Gross Margin
GAAP gross margin in the 2011 third quarter was 11.4%, compared to 16.9% in the third quarter of 2010 and 24.3% in the 2011 second quarter.  Non-GAAP gross margin was 14.5% in the 2011 third quarter, compared to 16.6% in the third quarter of 2010 and 25.2% in the 2011 second quarter.  In the 2011 second quarter, both GAAP and non-GAAP gross margins were positively impacted by a net benefit of $75.6 million relating to the Suntech contract resolution offset by charges relating to adverse solar materials purchase obligations and other charges.  The 2011 third quarter was favorably impacted by the revision of an estimate related to the 2011 second quarter contract termination charges, offset primarily by continued unfavorable ramp charges related to the Kuching, Malaysia facility.

Net Income
Both GAAP and non-GAAP net loss for the 2011 third quarter were negatively impacted by a non-cash charge related to the write-off of $56.4 million, or ($0.25) per share, of goodwill related to the Solar Materials segment.   Accordingly, MEMC reported a GAAP net loss for the 2011 third quarter of $94.4 million, or ($0.41) per share, compared to net income of $47.3 million, or $0.21 per share, in the 2011 second quarter and net income of $17.6 million, or $0.08 per share, in the 2010 third quarter.  Non-GAAP net income for the 2011 third quarter was a loss of $50.3 million, or ($0.22) per share, compared to non-GAAP net income of $66.2 million, or $0.29 per share in the 2011 second quarter and non-GAAP net income of $22.0 million, or $0.10 per share in the 2010 third quarter.  Both GAAP and non-GAAP net income in the 2011 second quarter were positively impacted by a $64.5 million net benefit resulting from the Suntech contract resolution, partially offset by charges for adverse purchase obligations, restructuring, and other items.

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Cash Flow
During the 2011 third quarter, the company generated operating cash flow of $187.7 million and free cash flow of $283.9 million in a challenging environment.  Free cash flow was driven by operations including deferred revenue from solar project sales, solar energy system financing and customer deposits, partially offset by construction spend on solar energy systems and capital spending.  See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $82.3 million in the 2011 third quarter, down from $102.7 million in the 2011 second quarter.  In addition to maintenance spend, additional capital spending was primarily related to semiconductor 300mm wafer production capacity.  Given the current solar materials market environment, we continue to focus on increasing productivity at our existing Kuching, Malaysia and Portland, Oregon facilities rather than capacity expansion at these facilities.

Construction of solar energy systems of $243.5 million in the 2011 third quarter included solar energy projects currently classified as owned and carried as fixed assets.  The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt.  Projects expected to result in direct sales are held in inventory, thus impacting operating cash flows as noted above.

MEMC ended the 2011 third quarter with cash and cash equivalents of $786.1 million, an increase of $134.2 million from the prior quarter.  The 2011 third quarter balance of $786.1 million excludes $133.3 million of long and short-term restricted cash.

Following is additional detail on third quarter 2011 results by segment.

Semiconductor Materials
Semiconductor Materials revenue was $268.4 million, a decrease of 3% compared to the 2011 second quarter and an increase of 3% compared to the 2010 third quarter.  The sequential decrease was driven by lower volume from a broad based semiconductor market slowdown, partially offset by slightly higher average selling prices and a better product mix.  The year-over-year increase was primarily the result of higher average selling prices.

Segment operating profit was $18.5 million, compared to $3.4 million in the 2011 second quarter, and $26.2 million in the 2010 third quarter.  Higher sequential operating profit was due in part to higher charges in the 2011 second quarter associated with recovery from the earthquake in Japan and restructuring.  Lower year-over-year operating profit was due to higher operating expense associated with our 200mm production ramp in Ipoh, Malaysia, additional earthquake related costs in Japan, and unfavorable currency effects.

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Solar Materials
Solar Materials revenue was $199.4 million, a 38% decrease from the 2011 second quarter and 10% decrease from the 2010 third quarter.  The sequential decline was primarily due to the $149.4 million Suntech contract resolution benefit in the 2011 second quarter.  Although the segment experienced significantly lower wafer average selling prices during the 2011 third quarter, external wafer sales were up sequentially.  Compared to the year ago quarter, sales were down due to significant wafer price declines, which were only partially offset by higher wafer volume.

Segment operating loss was $65.3 million, compared to operating profit of $89.2 million in the 2011 second quarter, and $17.6 million in the 2010 third quarter.  Third quarter 2011 operating loss includes a $56.4 million non-cash charge for the impairment of goodwill.  Compared to the 2011 second quarter, lower third quarter 2011 operating profit was primarily driven by the previously discussed goodwill impairment charge, significantly lower solar wafer average selling prices and the Suntech contract resolution in the 2011 second quarter.  Year-over-year, lower operating profit was primarily driven by the previously mentioned goodwill impairment charge, lower solar wafer average selling prices and low utilization at our solar wafering plant in Kuching, partially offset by lower tolling costs at our subcontractors and a revision of the second quarter 2011 contract termination estimates.

Solar Energy (SunEdison)
SunEdison GAAP revenue was $48.4 million, compared to revenue of $147.2 million in the 2011 second quarter, and $21.5 million in the 2010 third quarter.  SunEdison non-GAAP revenue for the 2011 third quarter was $391.2 million, compared to $181.2 million in the 2011 second quarter and $69.2 million in the 2010 third quarter.  Projects interconnected during the 2011 third quarter represented 85 MW, including 49 MW of direct sales projects, 35 MW of sale-leaseback projects, and 1 MW of debt financed projects.  Non-GAAP revenue includes $342.8 million related to real estate sales and leasing transactions that will be recognized in earnings under GAAP in the future.

SunEdison’s 2011 third quarter GAAP operating loss was $29.6 million, compared to an operating loss of $8.4 million in the 2011 second quarter, and an operating loss of $7.2 million in the 2010 third quarter.  GAAP operating loss in the 2011 third quarter resulted from timing differences between recognition of cost and revenue under GAAP accounting, especially revenue deferrals related to direct sale projects in the third quarter.  As a result, the higher sequential and year-over-year operating loss was due to an increase in project completions, with their accompanying increased GAAP costs but without accompanying GAAP revenue, and higher operating expenses to support growth.  SunEdison’s non-GAAP operating income for the 2011 third quarter was $36.4 million, compared to $7.1 million in the 2011 second quarter and an operating loss of $0.4 million in the third quarter of 2010.  The sequential and year-over-year increase in non-GAAP operating profit is primarily due to the higher volume of systems sold during the quarter.

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SunEdison ended the 2011 third quarter with a pipeline of 3.0 GW.  A solar energy system project will be classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed.  There can be no assurance that all pipeline projects will convert to revenue, because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.  As of September 30, 2011, 330 MW of the pipeline was under construction, compared to 160 MW on June 30, 2011.  “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other
Corporate/other costs were $27.4 million in the 2011 third quarter, compared to $32.5 million in the 2011 second quarter and $26.7 million in the 2010 third quarter.  The sequential decrease was primarily the result of lower stock option expense, lower incentive compensation accrual and tighter expense controls, including fewer outsourced services.

Outlook
Given the downturn in the solar upstream supply chain and the softening of semiconductor demand, MEMC is now revising its guidance down for full year 2011.

Non-GAAP
Excluding any potential charges related to possible restructurings and/or asset impairments in the 2011 fourth quarter, based on the results year-to-date reported above, the company now expects full year 2011 non-GAAP sales to be in the range of $3.3 - $3.6 billion, with non-GAAP earnings per share of $0.16 to $0.36, which includes the $0.25 per share goodwill impairment taken in the 2011 third quarter.  This would result in expected 2011 fourth quarter non-GAAP sales to be in the range of $800 million - $1.1 billion, with expected non-GAAP earnings per share in the 2011 fourth quarter of $0.00 to $0.20.

GAAP
Excluding any potential charges related to possible restructurings and/or asset impairments in the 2011 fourth quarter, based on the results year-to-date reported above, the company now expects full year 2011 GAAP sales to be in the range of $2.7 - $3.0 billion, with GAAP earnings per share of ($0.55) to ($0.35), which includes the $0.25 per share goodwill impairment taken in the 2011 third quarter.  This would result in expected 2011 fourth quarter non-GAAP sales to be in the range of $700 million - $1.0 billion, with expected non-GAAP earnings per share in the 2011 fourth quarter of ($0.33) to ($0.13).

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Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. Finally, because the goodwill impairment charge is a non-cash charge unrelated to ongoing operations, management determined that including among the non-GAAP financial performance measures that are presented herein, the non-GAAP earnings per share excluding this charge would be useful as more representative of the results of the reporting period.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below and Form 8-K filed today.

Conference Call
MEMC will host a conference call today, November 2 at 5:30 p.m. ET to discuss the company’s third quarter results, outlook for the remainder of 2011 and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 8:30 p.m. ET on November 2, 2011, until 11:59 p.m. ET on November 9, 2011.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 221688. A replay will also be available on the company's web site at www.memc.com.

About MEMC
MEMC is a world leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that full year 2011 non-GAAP sales are expected to be in the range of $3.3 - $3.6 billion, with non-GAAP earnings per share of $0.16 to $0.36; that 2011 fourth quarter non-GAAP sales are expected to be in the range of $800 million - $1.1 billion, with expected non-GAAP earnings per share in the 2011 fourth quarter of $0.00 to $0.20; that full year 2011 GAAP sales are expected to be in the range of $2.7 - $3.0 billion, with earnings per share of ($0.55) to ($0.35); and that 2011 fourth quarter GAAP sales are expected to be in the range of $700 million - $1.0 billion, with expected GAAP earnings per share in the 2011 fourth quarter of ($0.33) to ($0.13).  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; the need to impair long lived assets or goodwill or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh and Kuching facilities; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates, the ability of our customers to pay their debts as they become due; our ability to realize the benefits of any announced or future facility closings and/or restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the Solaicx and Fotowatio acquisitions, acquisitions of pipeline in our Solar Energy segment, or any future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net sales	$516.2	$745.6	$503.1	$1,997.7	$1,389.1
Cost of goods sold	457.6	564.5	418.2	1,644.0	1,168.0
Gross profit	58.6	181.1	84.9	353.7	221.1

Operating expenses:
Marketing and administration	83.8	94.0	59.4	270.8	194.2
Research and development	22.3	21.8	14.0	65.1	36.6
Goodwill impairment charge	56.4	-	-	56.4	-
Restructuring and impairment charges	(0.1)	13.6	1.6	13.7	4.3
Insurance recovery	-	-	-	-	(11.9)
Operating (loss) profit	(103.8)	51.7	9.9	(52.3)	(2.1)

Non-operating expense (income):
Interest expense	20.7	21.2	5.1	50.9	23.2
Interest income	(1.3)	(0.9)	(0.7)	(3.1)	(4.8)
Decline (increase) in fair value of warrant	4.3	1.9	(0.2)	4.6	11.9
Other, net	9.1	(17.2)	0.8	(8.5)	(5.6)
Total non-operating expense	32.8	5.0	5.0	43.9	24.7
(Loss) income before income tax benefit and equity in earnings of joint ventures	(136.6)	46.7	4.9	(96.2)	(26.8)
Income tax (benefit) expense	(43.2)	0.9	(13.6)	(56.6)	(44.3)
(Loss) income before equity in earnings of joint ventures	(93.4)	45.8	18.5	(39.6)	17.5
Equity in earnings (loss) of joint ventures, net of tax	1.2	2.0	(0.1)	4.5	7.2
Net (loss) income	(92.2)	47.8	18.4	(35.1)	24.7
Net income attributable to noncontrolling interests	(2.2)	(0.5)	(0.8)	(16.5)	(2.9)
Net (loss) income attributable to MEMC stockholders	$(94.4)	$47.3	$17.6	$(51.6)	$21.8

Basic (loss) income per share	$(0.41)	$0.21	$0.08	$(0.22)	$0.10
Diluted (loss) income per share	$(0.41)	$0.21	$0.08	$(0.22)	$0.10

Weighted-average shares used in computing basic (loss) income per share	230.3	229.8	226.8	229.7	226.8
Weighted-average shares used in computing diluted (loss) income per share	230.3	230.9	227.6	229.7	227.8

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Net sales:
Semiconductor Materials	$268.4	$275.3	$261.1	$795.2	$730.0
Solar Materials	199.4	323.1	220.5	848.8	546.2
Solar Energy	48.4	147.2	21.5	353.7	112.9
Consolidated net sales	$516.2	$745.6	$503.1	$1,997.7	$1,389.1

Operating (loss) income:
Semiconductor Materials	$18.5	$3.4	$26.2	$30.3	$42.6
Solar Materials	(65.3)	89.2	17.6	63.3	48.8
Solar Energy	(29.6)	(8.4)	(7.2)	(44.6)	(4.8)
Corporate and other	(27.4)	(32.5)	(26.7)	(101.3)	(88.7)
Consolidated operating (loss) income	$(103.8)	$51.7	$9.9	$(52.3)	$(2.1)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$786.1	$707.3
Restricted cash	114.3	43.8
Accounts receivable	254.0	296.0
Inventories	375.4	214.6
Solar energy systems held for development and sale	398.4	237.5
Prepaid and other current assets	263.5	238.1
Total current assets	2,191.7	1,737.3

Investments	116.8	110.3
Property, plant and equipment, net:
Semiconductor and Solar Materials	1,686.0	1,465.9
Solar energy systems	1,200.8	567.6
Deferred tax assets, net	242.4	139.3
Restricted cash	19.0	18.7
Other assets	244.0	177.6
Goodwill	406.8	342.7
Intangible assets, net	178.1	52.5
Total assets	$6,285.6	$4,611.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10.2	$6.4
Short-term solar energy system financing	194.4	65.7
Accounts payable	801.6	745.5
Accrued liabilities	269.6	258.4
Deferred revenue for solar energy systems	170.8	8.8
Contingent consideration related to acquisitions	118.8	106.4
Customer deposits	53.7	92.9
Total current liabilities	1,619.1	1,284.1

Long-term debt and capital lease obligations, less current portion	637.1	20.5
Long-term solar energy system financing and capital lease obligations, less current portion	1,091.8	590.1
Pension and post-employment liabilities	55.4	54.1
Deferred revenue for solar energy systems	114.8	75.0
Semiconductor and Solar Materials deferred revenue	51.9	115.2
Other liabilities	362.2	177.3
Total liabilities	3,932.3	2,316.3

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	612.1	557.9
Retained earnings	2,061.9	2,113.5
Accumulated other comprehensive income	30.5	34.1
Treasury stock	(459.0)	(456.2)
Total MEMC stockholders' equity	2,247.9	2,251.7
Noncontrolling interests	105.4	43.9
Total stockholders' equity	2,353.3	2,295.6
Total liabilities and stockholders' equity	$6,285.6	$4,611.9

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Cash flows from operating activities:
Net (loss) income	$(92.2)	$47.8	$18.4	$(35.1)	$24.7

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57.1	55.6	43.5	161.7	119.6
Stock-based compensation	10.7	11.3	10.1	31.7	39.1
Goodwill impairment charge	56.4	-	-	56.4	-
Benefit for deferred taxes	(34.4)	(33.5)	(25.5)	(103.5)	(39.5)
Deferred revenue recognized	(20.4)	(34.6)	(2.8)	(61.3)	(9.6)
(Gain) loss on supplier take-or-pay agreements	(15.8)	52.4	-	36.6	-
Decline (increase) in fair value of warrant	4.3	1.9	(0.2)	4.6	11.9
Changes in assets and liabilities (net of effects from acquistions)
Accounts receivable	15.5	111.8	32.0	24.0	(76.4)
Accounts payable	171.6	89.0	145.7	133.0	208.5
Inventories	(45.5)	(56.7)	(17.6)	(160.7)	(11.3)
Solar energy systems held for sale and development	(194.1)	(6.8)	(177.7)	(205.5)	(250.7)
Deferred revenue for solar energy systems	153.1	36.6	68.4	203.0	74.5
Customer deposits	112.6	(32.3)	5.7	102.5	22.2
Working capital and other	8.8	(43.8)	(47.7)	(26.1)	(52.0)
Net cash provided by operating activities	187.7	198.7	52.3	161.3	61.0

Cash flows from investing activities:
Capital expenditures	(82.3)	(102.7)	(95.8)	(390.4)	(236.9)
Construction of solar energy systems	(243.5)	(174.1)	(66.9)	(470.2)	(178.6)
Purchases of cost and equity method investments	(1.1)	(28.6)	(6.8)	(50.4)	(16.8)
Change in restricted cash	(67.1)	3.2	(14.7)	(83.0)	(8.7)
Proceeds from sale of property plant and equipment	-	37.1	-	37.1	-
Receipts (payments) to vendors for deposits and loans, net	4.3	5.2	(39.9)	(14.5)	(68.0)
Cash paid for acquisition, net of cash acquired	(133.9)	(28.7)	(73.5)	(162.6)	(73.5)
Proceeds from sale and maturities of investments	-	-	38.2	-	185.0
Proceeds from return of equity method investment	70.0	13.7	-	83.7	77.6
Other	-	-	(0.8)	(0.6)	20.5
Net cash used in investing activities	(453.6)	(274.9)	(260.2)	(1,050.9)	(299.4)

Cash flows from financing activities:
Proceeds from senior notes issuance	-	-	-	550.0	-
Cash paid for SunEdison acquisition contingent consideration	-	-	-	(50.2)	-
Proceeds from solar energy system financing and capital lease obligations	477.2	108.4	85.2	694.8	191.8
Repayments of solar energy system financing and capital lease obligations	(55.2)	(12.3)	(2.9)	(122.1)	(18.7)
Common stock issued and repurchased	(0.1)	(0.1)	-	(2.8)	(0.3)
(Dividends to) proceeds from non-controlling interests	-	(1.1)	0.3	(15.2)	10.0
Payment of debt financing fees	(11.4)	(3.4)	(0.1)	(34.8)	(9.1)
Net repayments of customer deposits
related to long-term supply agreements	(6.1)	(49.6)	(1.1)	(57.3)	(28.8)
Proceeds from financiing obligations	-	-	50.0	-	50.0
Principal payments on long-term debt	-	(1.8)	-	(1.8)	(3.0)
Net cash provided by financing activities	404.4	40.1	131.4	960.6	191.9

Effect of exchange rate changes on cash and cash equivalents	(4.3)	3.9	11.6	7.8	1.9

Net increase (decrease) in cash and cash equivalents	134.2	(32.2)	(64.9)	78.8	(44.6)
Cash and cash equivalents at beginning of period	651.9	684.1	653.0	707.3	632.7
Cash and cash equivalents at end of period	$786.1	$651.9	$588.1	$786.1	$588.1

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING	September 30,
2011

Senior notes	$550.0
Materials Business - Bank debt and capital lease obligations	97.3
SunEdison - Debt	36.1
SunEdison - Current portion of non-recourse system financing debt and capital lease obligations	194.4
SunEdison - Non-recourse system financing debt and capital lease obligations, less current portion	1,055.7
Total	$1,933.5

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net cash provided by operating activities	$187.7	$198.7	$52.3	$161.3	$61.0

Capital expenditures	(82.3)	(102.7)	(95.8)	(390.4)	(236.9)
Construction of solar energy systems	(243.5)	(174.1)	(66.9)	(470.2)	(178.6)
Proceeds from solar energy system financing and capital lease obligations	477.2	108.4	85.2	694.8	191.8
Repayments of solar energy system financing and capital lease obligations	(55.2)	(12.3)	(2.9)	(122.1)	(18.7)
Dividends to noncontrolling interest of solar energy systems	-	(1.1)	-	(15.2)	-
Free cash flow	$283.9	$16.9	$(28.1)	$(141.8)	$(181.4)

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In millions except per share data)	2011	2011	2010	2011	2010
Non-GAAP Financial Measures
Consolidated Non-GAAP net sales	$859.0	$779.6	$550.8	$2,471.2	$1,466.5
Consolidated Non-GAAP gross profit	124.6	196.6	91.7	470.8	234.5
Consolidated Non-GAAP gross profit percentage	14.5%	25.2%	16.6%	19.1%	16.0%
Consolidated Non-GAAP operating (loss) income	(37.8)	67.2	16.7	64.8	11.3
Consolidated Non-GAAP net (loss) income	(50.3)	66.2	22.0	37.4	30.5
Consolidated Non-GAAP fully diluted (loss) income per share	(0.22)	0.29	0.10	0.16	0.14

Solar Energy Segement Non-GAAP net sales	$391.2	$181.2	$69.2	$827.2	$190.3
Solar Energy Segement Non-GAAP operating income (loss)	36.4	7.1	(0.4)	72.5	8.6

Reconciliations of GAAP to Non-GAAP Measures

MEMC Inc. Consolidated
GAAP net sales	$516.2	$745.6	$503.1	$1,997.7	$1,389.1
Direct sales [B]	191.7	22.6	7.4	250.7	17.6
Financing sale-leasebacks [C]	151.1	11.4	40.3	222.8	59.8
Non-GAAP net sales	$859.0	$779.6	$550.8	$2,471.2	$1,466.5

GAAP gross profit	$58.6	$181.1	$84.9	$353.7	$221.1
Direct sales [B]	35.4	18.9	1.3	74.5	3.0
Cash gain received on financing sale-leasebacks [C]	30.6	(3.4)	5.5	42.6	10.4
Non-GAAP gross profit	$124.6	$196.6	$91.7	$470.8	$234.5

GAAP operating (loss) income	$(103.8)	$51.7	$9.9	$(52.3)	$(2.1)
Direct sales [B]	35.4	18.9	1.3	74.5	3.0
Cash gain received on financing sale-leasebacks [C]	30.6	(3.4)	5.5	42.6	10.4
Non-GAAP operating (loss) income	$(37.8)	$67.2	$16.7	$64.8	$11.3

GAAP net (loss) income	$(94.4)	$47.3	$17.6	$(51.6)	$21.8
Total SunEdison non-GAAP adjustments, net of tax [D]	44.1	18.9	4.4	89.0	8.7
Non-GAAP net (loss) income	$(50.3)	$66.2	$22.0	$37.4	$30.5

GAAP fully diluted (loss) income per share	$(0.41)	$0.21	$0.08	$(0.22)	$0.10
Non-GAAP adjustments	0.19	0.08	0.02	0.38	0.04
Non-GAAP fully diluted (loss) income per share	$(0.22)	$0.29	$0.10	$0.16	$0.14

Non-GAAP fully diluted (loss) income per share	$(0.22)	$0.29	$0.10	$0.16	$0.14
Goodwill impairment charge [E]	0.25	-	-	0.25	-
Non-GAAP fully diluted income per share excluding goodwill impairment charge	$0.03	$0.29	$0.10	$0.41	$0.14

Solar Energy Segment
Solar Energy GAAP net sales	$48.4	$147.2	$21.5	$353.7	$112.9
Direct sales [B]	191.7	22.6	7.4	250.7	17.6
Cash gain received on financing sale-leasebacks [C]	151.1	11.4	40.3	222.8	59.8
Solar Energy Non-GAAP net sales	$391.2	$181.2	$69.2	$827.2	$190.3

Solar Energy GAAP operating loss	$(29.6)	$(8.4)	$(7.2)	$(44.6)	$(4.8)
Direct sales [B]	35.4	18.9	1.3	74.5	3.0
Cash gain received on financing sale-leasebacks [C]	30.6	(3.4)	5.5	42.6	10.4
Solar Energy Non-GAAP operating income (loss)	$36.4	$7.1	$(0.4)	$72.5	$8.6

	2011 Guidance			2011 Guidance
	Three-months ended December 31, 2011			Twelve-months ended December 31, 2011
(In billions except per share data)	Low Estimate	High Estimate		Low Estimate	High Estimate
Non-GAAP Financial Measures
Non-GAAP net sales	$0.8	$1.1		$3.3	$3.6
Non-GAAP fully diluted income per share	-	0.20		0.16	0.36

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$0.7	$1.0		$2.7	$3.0
Direct sales [B]	-	-		0.3	0.3
Financing sale-leasebacks [C]	0.1	0.1		0.3	0.3
Non-GAAP net sales	$0.8	$1.1		$3.3	$3.6

GAAP fully diluted (loss) income per share	$(0.33)	$(0.13)		$(0.55)	$(0.35)
Non-GAAP adjustments	0.33	0.33		0.71	0.71
Non-GAAP fully diluted income per share	$-	$0.20		$0.16	$0.36

[A]
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting.  In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the SunEdison business. The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy (SunEdison) segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.

[E]
Adjustment relates to the goodwill impairment charge related to the assets of the Solar Materials segment.  Because this is a non-cash charge unrelated to ongoing operations, management believes it is useful as more representative of the results of the reporting period to have non-GAAP EPS reflect exclusion of this charge.  This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
EBITDA CALCULATION (Unaudited) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net (loss) income	$(94.4)	$47.3	$17.6	$(51.6)	$21.8
Net interest expense	19.4	20.3	4.4	47.8	18.4
Depreciation and amortization	57.1	55.6	43.5	161.7	119.6
Income tax (benefit) expense	(43.2)	0.9	(13.6)	(56.6)	(44.3)
EBITDA	$(61.1)	$124.1	$51.9	$101.3	$115.5

[A]
EBITDA is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization.  The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, with can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.